Exhibit 3.2

CERTIFICATE OF AMENDMENT TO THE ARTICLES OF INCORPORATION

For use by Domestic Profit and Nonprofit Corporations
(Please read information and instructions on the last page)

Pursuant to the provisions of Act 284, Public Acts of 1972, (profit corporations), or Act 162, Public Acts of 1982 (nonprofit corporations), the undersigned corporation executes the following Certificate:

1. The present name of the corporation is:
    THE SHYFT GROUP, INC.

2.The identification number assigned by the Bureau is:	800168486

3. Article      III (first paragraph)      of the Articles of Incorporation is hereby amended in its entirety.

The total number of shares of which the corporation shall have the authority to issue is eighty-two million (82,000,000), divided into two classes, as follows:

(1)     Eighty million (80,000,000) shares of common stock, which shall be called "Common Stock;" and

(2)     Two million (2,000,000) shares of preferred stock, which shall be called "Preferred Stock."

COMPLETE ONLY ONE OF THE FOLLOWING:

4. Profit or Nonprofit Corporations: For amendments adopted by unanimous consent of incorporators before the first meeting of the board of directors or trustees.

The foregoing amendment to the Articles of Incorporation was duly adopted on the                              day of                       , in accordance with the provisions of the Act by the unanimous consent of the incorporator(s) before the first meeting of the Board of Directors or Trustees.

Signed this day of

(Signature)	(Signature)

(Type or Print Name)	(Type or Print Name)

(Signature)	(Signature)

(Type or Print Name)	(Type or Print Name)

0. Profit Corporation Only: Shareholder or Board Approval

The foregoing amendment to the Articles of Incorporation proposed by the board was duly adopted on the 29th day of October, 2020 , by the: (check one of the following)

☐ shareholders at a meeting in accordance with Section 611(3) of the Act.

☐ written consent of the shareholders having not less than the minimum number of votes required by statute in accordance with Section 407(1) of the Act. Written notice to shareholders who have not consented in writing has been given. (Note: Written consent by less than all of the shareholders is permitted only if such provision appears in the Articles of Incorporation.)

☐ written consent of all the shareholders entitled to vote in accordance with Section 407(2) of the Act.

☒ board of a profit corporation pursuant to Section 611(2) of the Act.

Profit Corporations and Professional Service Corporations

Signed this 5th day of November , 2020

By	/s/ Ryan L. Roney
(Signature of an authorized officer or agent)
Ryan L. Roney, Secretary
(Type or Print Name)